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THE LOEWEN GROUP INC.
                                    NEWS

Stock Symbols:

NYSE:             LWN      (Common)
TSE:              LWN      (Common) and LWN/PR.C. (Series C Preferred)
ME:               LWN      (Common) and LWNpC (Series C Preferred)


Media Contact:                         Investor Contacts:
Dave Laundy, Vice President,           Paul Wagler
Corp. Communications                   Senior Vice President, Finance
The Loewen Group Inc.                  Dwight Hawes, Vice President, Finance
Tel: (604) 293-7857                    The Loewen Group Inc.
                                       Tel: (800) 347-7010



                 FOR IMMEDIATE RELEASE

                      LOEWEN GROUP ANNOUNCES CASH DIVIDEND
                               ON PREFERRED SHARES



VANCOUVER, BC, MARCH 5, 1997 - The Loewen Group Inc. announced today that the scheduled quarterly cash dividend of Cdn. $0.375 per share on the Company's 6% Cumulative Redeemable Convertible First Preferred Shares, Series C has been declared payable on April 1, 1997 to shareholders of record on March 21, 1997. It is expected that the preferred shares will begin trading ex-dividend on March 19, 1997.

With corporate offices in Vancouver, British Columbia, Cincinnati and Philadelphia, The Loewen Group Inc. is the fastest growing publicly-held funeral and cemetery services company in North America. The Company employs approximately 16,000 people and owns or operates 981 funeral homes and 351 cemeteries across the United States and Canada. Over 90% of the Company's revenue is derived from the United States.

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